Exhibit 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of (No. 33-58463) our report dated February 14, 1995, relating to the combined balance sheets of the Caltex Group of Companies as of December 31, 1994 and 1993 and the related combined statements of income, retained earnings and cash flows for each of the years in the three year period ended December 31, 1994, which report appears in Chevron Corporation's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP

Dallas, Texas
June 14, 1995